Exhibit 10.9

REVOLVING CREDIT AGREEMENT

between

MISSOURI STATE BANK AND TRUST COMPANY,

as Lender

and

ACCENTIA BIOPHARMACEUTICALS, INC.,

as Borrower

Dated as of DECEMBER 30, 2005

REVOLVING CREDIT AGREEMENT

THIS REVOLVING CREDIT AGREEMENT (the “Agreement”) made and entered into as of this 30th day of December, 2005, by and between Accentia Biopharmaceuticals, Inc. (the “Borrower”), having an address of 324 South Hyde Park Avenue, Suite 350, Tampa, Florida 33606, and Missouri State Bank and Trust Company, a Missouri state banking corporation (“Lender”), having an address of 12452 Olive Street Road, Creve Coeur, Missouri 63141.

WITNESSETH:

WHEREAS, Borrower desires to obtain a loan of up to $3,000,000 (the “Loan”) from Lender on a revolving credit basis to fund the acquisition and licensing of pharmaceutical products and medical devices.

WHEREAS, subject to, and in reliance upon, the terms and conditions of this Agreement and the representations and warranties made herein, all of which terms, conditions, representations and warranties are material and being relied on by Lender, Lender is willing to make the Loan to Borrower.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements hereinafter set forth, and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, and each intending to be legally bound hereby, the parties agree as follows:

SECTION I. DEFINITIONS

As used herein:

“ACCOUNT DEBTOR” shall mean any Person who is and/or may become obligated to borrower and the subsidiaries under or on account of any of the Accounts.

“ACCOUNTS” shall mean all trade accounts receivable of borrower which have been invoiced by borrower.

“AFFILIATE” shall mean any Person (a) which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with Borrower, (b) which directly or indirectly through one or more intermediaries beneficially owns or holds or has the power to direct the voting power of Twenty-Five Percent (25%) or more of any class of capital stock or other equity interests of Borrower, (c) which has Twenty-Five Percent (25%) or more of any class of its capital stock or other equity interests beneficially owned or held, directly or indirectly, by Borrower or (d) who is a director, officer or manager of Borrower. For Purposes of this definition, “control” shall mean the power to direct the management and policies of a person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

”AGREEMENT” means this Agreement including any amendments hereto or modifications or restatements hereof and any supplements hereto.

“BORROWER” means Accentia Biopharmaceuticals, Inc., a Florida corporation.

“BORROWING BASE” shall mean as of the date of any determination thereof, the lesser of (i) $3,000,000 or (ii) Eighty Percent (80%) of the aggregate face amount of all Eligible Accounts of TEAMM Pharmaceuticals, Inc. (“TEAMM”) which are listed (or which in accordance with GAAP should be listed on the books of TEAMM as of such date) plus Twenty-Five Percent (25%) of the book value of Eligible Inventory of TEAMM which is listed (or which in accordance with GAAP should be listed on the books of TEAMM as of such date) plus fifty percent (50%) of the value of the stock pledged by, respectively, The O’Donnell Trust and Dennis Ryll.

“BORROWING BASE CERTIFICATE” shall have the meaning ascribed thereto in Section 2.01(b).

“CAPITAL EXPENDITURE” shall mean any expenditure to purchase or otherwise acquire a fixed asset (other than a Capitalized Lease Obligation) which, in accordance with GAAP, is required to be capitalized on the balance sheet of the Person making the same.

“CAPITALIZED LEASE” shall mean any lease of Property, whether real and/or personal, by Borrower as lessee, which, in accordance with GAAP, is required to be capitalized on the balance sheet of such Person.

“CAPITALIZED LEASE OBLIGATIONS” shall mean, as of the date of any determination thereof, the amount of the aggregate rental obligations due and to become due under all Capitalized Leases, under which Borrower is a lessee, which would be reflected as a liability on the balance sheet of Borrower on a consolidated basis, in accordance with GAAP.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §9601 et seq., and as the same may from time to time be further amended.

“CHANGE OF CONTROL EVENT” shall occur if, at any time, Frank E. O’Donnell, Jr., M.D. ceases (i) to be the President of Borrower, (ii) to be a Director of Borrower, and (iii) to have the power to direct the management and policies of the Borrower.

“CLOSING DATE” means December 30, 2005, or such later date as Loan proceeds are advanced hereunder.

“CODE” shall mean the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed to also refer to any successor sections.

“COLLATERAL” means any Property of Borrower which now or at any time hereafter secures the payment or performance of any of the Obligations, including, without limitation, all Collateral described in the Security Agreement, and all proceeds, substitutes, replacements, accretions, accessions and products of any of the foregoing; any and all other collateral now or hereafter providing security for the Loan and all other property, rights and interests described in Section 2.07 hereof.

“DEFAULT” shall mean any event or condition the occurrence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“DISTRIBUTIONS” in respect of any corporation or other entity shall mean dividends or other distributions in cash or Property on or in respect of the capital stock of such entity.

“DOMESTIC BUSINESS DAY” shall mean any day except a Saturday, Sunday or legal holiday observed by the Lender.

“ELIGIBLE ACCOUNTS” shall mean all Accounts of TEAMM arising in the ordinary course of TEAMM’s business from the sale of goods or the rendering of services which the Lender, in its reasonable credit judgment, deems to be an Eligible Account. Eligible Accounts shall not include the following: (a) Accounts which remain unpaid for more than ninety (90) days after their original invoice dates and Accounts which are not due and payable within ninety (90) days after their original invoice dates; (b) Accounts with respect to which the Account Debtor is a shareholder of TEAMM or an Affiliate; (c) Accounts with respect to which payment by the Account Debtor is or may be conditional and Accounts commonly known as bill and hold Accounts or Accounts of a similar or like arrangement; (d) Accounts with respect to which the Account Debtor is not a resident or citizen of or otherwise located in the continental United States of America, unless such Accounts are backed in full by an irrevocable letter of credit in form and substance satisfactory to the Lender issued by a domestic commercial bank acceptable to the Lender; (e) Accounts with respect to which the Account Debtor is the United States of America, any state of the United States or any other governmental body or any department, agency or instrumentality of any of the foregoing, unless such Accounts are duly assigned to the Lender in accordance with all applicable governmental and regulatory rules and regulations (including, without limitation, the Federal Assignment of Claims Act of 1940, as amended, if applicable) so that the Lender is recognized by the Account Debtor to have all of the rights of an assignee of such Accounts; (f) Accounts which are not invoiced (and dated as of such date) and sent to the Account Debtor thereof concurrently with or not later than five (5) days after the shipment and delivery to said Account Debtor of the goods giving rise thereto or the performance of the services giving rise thereto; (g) Accounts arising from a consignment sale, a “sale on approval” or a “sale or return”; (h) Accounts which are subject to any dispute, offset, counterclaim, discount or other claim or defense on the part of the Account Debtor or to any claim on the part of the Account Debtor contesting or denying liability under such Account; (i) the Account Debtor has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the Account Debtor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other petition or other application for relief under the federal bankruptcy laws has been filed against the Account Debtor, or if the Account Debtor has failed, suspended business, ceased to be solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs; (j) Accounts which are not subject to a first priority perfected security interest in favor of the Lender.

“ELIGIBLE INVENTORY” means such inventory of TEAMM, which the Lender, in the exercise of its reasonable credit judgment, deems to be Eligible Inventory. Without limiting the generality of the foregoing, no inventory shall be Eligible Inventory unless, in the Lender’s opinion, it (i) is in good, new and saleable condition, (ii) is not obsolete or unmerchantable, (iii) meets all standards imposed by any governmental agency or authority, (iv) conforms in all respects to the warranties and representations set forth in this Agreement and the TEAMM Security Agreement, (v) is at all times subject to the Lender’s duly perfected, first priority security interest and no other Lien other than Permitted Liens as defined herein, (vi) is situated at premises occupied by Borrower or at facilities leased or contracted by Borrower or TEAMM for storage, and (vii) is not, in the Lender’s sole and absolute discretion, unacceptable due to age, category, type, quantity or other characteristic. Eligible Inventory does not include any discontinued items.

“ENVIRONMENTAL CLAIM” shall mean any administrative, regulatory or judicial action, judgment, order, consent decree, suit, demand, demand letter, claim, Lien, notice of noncompliance or violation, investigation or other proceeding arising (a) pursuant to any Environmental Law or governmental or regulatory approval issued under any such Environmental Law, (b) from the presence, use, generation, storage, treatment, Release, threatened Release, disposal, remediation or other existence of any Hazardous Substance, (c) from any removal, remedial, corrective or other response action pursuant to an Environmental Law or the order of any governmental or regulatory authority or agency, (d) from any third party seeking damages, contribution, indemnification, cost recovery, compensation, injunctive or other relief in connection with a Hazardous Substance or arising from alleged injury or threat of injury to health, safety, natural resources or the environment or (e) from any Lien against any Property owned, leased or operated by Borrower in favor of any governmental or regulatory authority or agency in connection with a Release, threatened Release or disposal of a Hazardous Substance.

“ENVIRONMENTAL LAW” shall mean any Federal, state, local, foreign or other statute, law, rule, regulation, order, consent decree, judgment, permit, license, code, covenant, deed restriction, common law, treaty, convention, ordinance or other requirement relating to public health, safety or the environment, including, without limitation, those relating to Releases, discharges or emissions to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use and handling of polychlorinated biphenyls or asbestos, to the disposal, treatment, storage or management of hazardous or solid waste, Hazardous Substances or crude oil, or any fraction thereof, to exposure to toxic or hazardous materials, to the handling, transportation, discharge or release of gaseous or liquid Hazardous Substances and any rule, regulation, order, notice or demand issued pursuant to such law, statute or ordinance, in each case applicable to any of the Property owned, leased or operated by the Borrower or the operation, construction or modification of any such Property, including, without limitation, the following: CERCLA, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, the Hazardous Materials Transportation Act, as amended, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1976, the Safe Drinking Water Control Act, the Clean Air Act of 1966, as amended, the Toxic Substances Control Act of 1976, the Occupational Safety and Health Act of 1970, as amended, the Emergency Planning and Community Right-to-Know Act of 1986, the National Environmental Policy Act of 1975, the Oil Pollution Act of 1990 and any similar or implementing state or local law, and any state or local statute and any further amendments to these laws providing for financial responsibility for cleanup or other actions with respect to the Release or threatened Release of Hazardous Substances or crude oil, or any fraction thereof and all rules, regulations, guidance documents and publication promulgated thereunder.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

“ERISA AFFILIATE” shall mean any corporation, trade or business that is, along with Borrower, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Sections 414(b) and 414(c), respectively, of the Code or Section 4001 of ERISA.

“ERISA EVENT” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a substantial cessation of operations which is treated as such a withdrawal; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability exceeding Fifty Thousand and 00/100 Dollars ($50,000.00) under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“EVENT OF DEFAULT” shall have the meaning ascribed thereto in Section 5.01.

“FINANCIAL STATEMENTS” means balance sheets and statements of income and capital accounts for Borrower and the Subsidiaries for the applicable fiscal year.

“GAAP” shall mean, at any time, generally accepted accounting principles at such time in the United States.

“GUARANTEE” by any Person shall mean any obligation (other than endorsements of negotiable instruments for deposit or collection in the ordinary course of business), contingent or otherwise, of such Person guaranteeing, or in effect guaranteeing, any Indebtedness, liability, dividend or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such Indebtedness or obligation or any Property constituting security therefor, (b) to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, (ii) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, (iii) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation or (iv) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guarantee in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the then outstanding principal amount of such Indebtedness for borrowed money which has been guaranteed or such lesser amount to which the maximum exposure of the guarantor shall have been specifically limited, and a Guarantee in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the amount of such obligation, liability or dividend required to be shown as a liability under GAAP on the balance sheet of such Person or such lesser amount to which the maximum exposure of the guarantor shall have been specifically limited. Guarantee when used as a verb shall have a correlative meaning.

“GUARANTORS” or “GUARANTOR” shall mean each of the following: TEAMM Pharmaceuticals, Inc., Hopkins Capital Group, L.L.C. and MOAB Investments L.P. (sometimes hereinafter referred to collectively as the “Entity Guarantors”) and Francis O’Donnell, Jr. and The Francis E. O’Donnell, Jr. Irrevocable Trust No. 1, dated May 25, 1990 (the “O’Donnell Trust”), Dennis Ryll and Steven Stogel (sometimes hereinafter referred to as the “Individual Guarantors”).

“HAZARDOUS SUBSTANCE” shall mean any hazardous or toxic material, substance or waste, pollutant or contaminant which is regulated under any Environmental Law or any other statute, law, ordinance, rule or regulation of any Federal, state, local, foreign or other body, instrumentality, agency, authority or official having jurisdiction over any of the Property owned, leased or operated by Borrower or its use, including, without limitation, any material, substance or waste which is: (a) defined as a hazardous substance under Section 311 of the Federal Water Pollution Control Act (33 U.S.C. §§1317), as amended; (b) regulated as a hazardous waste under Section 1004 or Section 3001 of the Federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (42 U.S.C. §§6901 et seq.), as amended; (c) defined as a hazardous substance under Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§9601 et seq.), as amended; or (d) defined or regulated as a hazardous substance or hazardous waste under any rules or regulations promulgated under any of the foregoing statutes.

“INDEBTEDNESS” shall mean, with respect to any Person, without duplication, all indebtedness, liabilities and obligations of such Person which in accordance with GAAP are required to be classified upon a balance sheet of such Person as liabilities of such Person, and in any event shall include all (a) obligations of such Person for borrowed money or which have been incurred in connection with the purchase or other acquisition of Property, (b) obligations secured by any Lien (other than mechanics’, materialman’s, architect’s, or similar Lien arising in the ordinary course of a construction business) on, or payable out of the proceeds of or production from, any Property owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligations, (c) indebtedness, liabilities and obligations of third parties, including joint ventures and partnerships of which such Person is a venturer or general partner, recourse to which may be had against such Person, (d) obligations created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of such Property, (e) Capitalized Lease Obligations of such Person, (f) the aggregate undrawn face amount of all letters of credit issued for the account of and/or upon the application of such Person together with all unreimbursed drawings with respect thereto, and (g) trade account payables and all other liabilities of such Person as defined by GAAP.

“INTEREST RATE” shall mean the Prime Rate.

“INVESTMENT” shall mean any investment by Borrower in any Person, whether payment therefor is made in cash or capital stock of Borrower and whether such investment is by acquisition of stock or Indebtedness, or by loan, advance, transfer of Property out of the ordinary course of business, capital contribution, equity or profit sharing interest or extension of credit on terms other than those normal in the ordinary course of business or otherwise.

“LAWS” means all ordinances, statutes, rules, regulations, orders, injunctions, writs or decrees of any government or political subdivision or agency or authority thereof (including, without limitation, the states of Missouri, Florida and Delaware), or of any court or similar entity having jurisdiction over Borrower or the Collateral.

“LIEN” shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute or contract, including, without limitation, any security interest, mortgage, deed of trust, pledge, hypothecation, judgment lien or other lien or encumbrance of any kind or nature whatsoever, any conditional sale or trust receipt, any lease, consignment or bailment for security purposes and any Capitalized Lease. The term “Lien” shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property.

“LOAN” shall mean that certain revolving credit loan of up to $3,000,000 to be made by Lender to Borrower, pursuant to this Agreement.

“LOAN DOCUMENTS” means this Agreement, the Note, the Security Agreement and all financing statements in connection therewith, and any and all other documents or instruments now or hereafter evidencing or securing the Loan, and all those documents specified in Section 2.07 hereof and each and every other document to be delivered from time to time pursuant to this Agreement with respect to the Loan or otherwise.

“MATERIAL ADVERSE EFFECT” shall mean (a) a material adverse effect on the Properties, assets, liabilities, business, operations, prospects, income or condition (financial or otherwise) of the Borrower taken as a whole, (b) material impairment of Borrower’s ability to perform any of its obligations under this Agreement, the Note, or any of the other Loan Documents or (c) material impairment of the enforceability of the rights of, or benefits available to, the Lender under this Agreement, the Note, or any of the other Loan Documents.

“MATURITY DATE” means January 15, 2007.

“MULTI-EMPLOYER PLAN” shall mean a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is maintained for employees of Borrower, or any ERISA Affiliate or to which Borrower, or any ERISA Affiliate has contributed in the past or currently contributes.

“NOTE” means the Revolving Credit Note delivered to Lender, a copy of which is attached hereto as Exhibit A.

“NOTICE OF REVOLVING CREDIT BORROWING” shall have the meaning ascribed thereto in Section 2.02.

“OBLIGATIONS” means any and all present and future indebtedness, liabilities and obligations of Borrower to Lender respecting this Loan, including, without limitation, the following obligations of Borrower:

A. To pay the principal of and interest on the Note in accordance with the terms thereof and to satisfy all of its other obligations and liabilities to Lender under the Loan Documents;

B. To repay to Lender all amounts advanced by Lender hereunder, or under any of the other Loan Documents; and

C. To reimburse Lender, on demand, for all of Lender’s expenses and costs, including the reasonable fees and expenses of its counsel, agents and advisors, in connection with the Loan and enforcement of the Loan Documents, or any of them, whether or not litigation is commenced.

“OBLIGOR” shall mean the Borrower, each Guarantor and each other Person who is or shall at any time hereafter become primarily or secondarily liable on any of the Obligations or who grants the Lender a Lien upon any of the Property of such Person as security for any of the Obligations.

“OCCUPATIONAL SAFETY AND HEALTH LAWS” shall mean the Occupational Safety and Health Act of 1970, as amended, and any other Federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning employee health and/or safety, as now or at any time hereafter in effect.

“OPERATING LEASE” shall mean any lease of Property, whether real and/or personal, by a Person as lessee which is not a Capitalized Lease.

“OPERATING LEASE EXPENSE” shall mean, for the period in question, the aggregate amount of all Operating Lease Expenses during such period, determined in accordance with GAAP.

“OPERATING LEASE EXPENSES” shall mean with respect to any Person, for the period in question, the aggregate amount of rental and other expenses incurred by such Person in respect of Operating Leases during such period, all determined in accordance with GAAP.

“PBGC” shall mean the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“PENSION PLAN” shall mean a “pension plan,” as such term is defined in Section 3(2) of ERISA, which is established or maintained by Borrower or any ERISA Affiliate, other than a Multi-Employer Plan.

“PERMITTED LIENS” shall mean liens held by Laurus Master Fund, Ltd., McKesson Corporation, and Harbinger Mezzanine Partners, L.P. and/or lessors/providers of office equipment or furnishings in amounts not to exceed $10,000.00 each.

“PERSON” shall mean any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, entity or government (whether national, Federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

“PRIME RATE” shall mean the interest rate announced from time to time by Lender as its “prime rate” on commercial loans (which rate shall fluctuate as and when said prime rate shall change). Borrower acknowledges that such “prime rate” is a reference rate and does not necessarily represent the lowest or best rate offered by Lender to its customers.

“PROPERTY” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible. Properties shall mean the plural of Property. For purposes of this Agreement, Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

“RCRA” shall mean the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§6901 et seq., and any future amendments.

“RELEASE” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks and/or other receptacles containing (or containing traces of) any Hazardous Substance.

“REPORTABLE EVENT” shall have the meaning given to such term in ERISA.

“REVOLVING CREDIT AVAILABILITY” shall mean the amount identified as “Revolving Credit Availability” on the most recent Borrowing Base Certificate (in the form of Exhibit B attached hereto) delivered to Lender in accordance with Section 2.01 below.

“REVOLVING CREDIT LOANS” shall have the meaning ascribed thereto in Section 2.01(a).

“REVOLVING CREDIT PERIOD” shall mean the period commencing on the date of this Agreement and ending January 15, 2007.

“SECURITY AGREEMENT” shall mean that certain Security Agreement dated as of the date hereof and executed by the Borrower in favor of the Lender, in the form of Exhibit C attached hereto, as the same may from time to time be amended, modified, extended, renewed or restated, by an instrument in writing signed by all parties thereto.

“SUBSIDIARY” shall mean any corporation or other entity of which more than Fifty Percent (50%) of the issued and outstanding capital stock or other equity interests entitled to vote for the election of directors or persons performing similar functions (other than by reason of default in the payment of dividends or other distributions) is at the time owned directly or indirectly by Borrower and/or any Subsidiary.

“TEAMM SECURITY AGREEMENT” means that certain Security Agreement dated as of even date hereof and executed by TEAMM in favor of the Lender in the form of Exhibit E attached hereto, as the same may from time to time be amended, modified, extended, renewed or restated, by an instrument in writing signed by the parties thereto. The security interest granted therein secures TEAMM’s obligations under the Entity Guaranty.

“TOTAL OUTSTANDING REVOLVING CREDIT LOANS” shall mean, as of any date, the aggregate principal amount of all Revolving Credit Loans outstanding as of such date.

“UNLIMITED GUARANTY” shall mean that Continuing Contract of Guaranty, dated as of even date herewith, and executed and delivered by the Guarantors.

“VOTING STOCK” shall mean, with respect to any corporation, any shares of stock of such corporation whose holders are entitled under ordinary circumstances to vote for the election of directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“WELFARE PLAN” shall mean a “welfare plan” as such term is defined in Section 3(1) of ERISA, which is established or maintained by Borrower, or any ERISA Affiliate, other than a Multi-Employer Plan.

1.02. Accounting Terms and Determinations. Except as otherwise specified in this Agreement, all accounting terms used in this Agreement shall be interpreted, all accounting determinations under this Agreement shall be made and all financial statements required to be delivered under this Agreement shall be prepared in accordance with GAAP as in effect from time to time, applied on consistent basis (except for changes approved by Lender and by Borrower’s independent certified public accountants).

SECTION II. THE LOAN TERMS

2.01. Loan.

(a) Subject to compliance by Borrower with all of the terms and conditions hereinafter set forth, and predicated on the representations and warranties of Borrower hereunder, all of which are material and are being relied upon by Lender, being true and complete as of closing and as of each date of funding, and so long as no Default or Event of Default has occurred and is continuing, during the Revolving Credit Period, Lender agrees to advance funds to Borrower (a “Revolving Credit Loan”), from time to time, pursuant to Section 2.03, not to exceed, in the aggregate, the from time to time, Borrowing Base. Within the foregoing limits, Borrower may borrow under this Section 2.01(a), prepay under Section 2.05 and reborrow at any time during the Revolving Credit Period under this Section 2.01(a). All advances not paid prior to the last day of the Revolving Credit Period, together with all accrued and unpaid interest thereon and all fees and other amounts owing by Borrower to the Lender with respect thereto, shall be due and payable on the last day of the Revolving Credit Period.

(b) Borrower shall deliver to Lender as soon as possible following the execution of this Agreement (with respect to the month ended December 31, 2005) and on the thirtieth (30th) day of each month thereafter commencing January, 2006, a Borrowing Base Certificate in the form of Exhibit B attached hereto and incorporated herein by reference (a “Borrowing Base Certificate”) (together with such supporting information as the Lender may reasonably request in connection therewith) setting forth:

(i) the Borrowing Base and its components as of the end of the immediately preceding month;

(ii) the aggregate principal amount of all Revolving Credit Loans outstanding as of the end of the immediately preceding month; and

(iii) the aggregate undrawn face amount of all Letters of Credit outstanding as of the end of the immediately preceding month plus all unreimbursed drawings with respect thereto.

The Borrowing Base shown in such Borrowing Base Certificate shall be and remain the Borrowing Base hereunder until the next Borrowing Base Certificate is delivered to the Lender, at which time the Borrowing Base shall be the amount shown in such subsequent Borrowing Base Certificate. Each Borrowing Base Certificate shall be certified (subject to normal year-end adjustments) as being true, correct and complete in all material respects by the President or the chief financial officer of Borrower.

(c) If at any time the Total Outstanding Revolving Credit Loans are greater than the Borrowing Base as shown on the most recent Borrowing Base Certificate, Borrower shall be automatically required (without demand or notice of any kind by the Lender, all of which are hereby expressly waived by Borrower) to immediately repay the Revolving Credit Loans and/or surrender for cancellation the outstanding Letters of Credit, in either case in an amount sufficient to reduce the amount of the Total Outstanding Credit Loans to the amount of the Borrowing Base, and to reduce the Letter of Credit Obligations to the Letter of Credit Sublimit.

2.02. Method of Borrowing.

(a) Borrower shall give notice (a “Notice of Revolving Credit Borrowing”) to the Lender by 10:00 a.m. (St. Louis time) on the Domestic Business Day of each Revolving Credit Loan to be made to Borrower, specifying:

(i) the date of such Revolving Credit Loan, which shall be a Domestic Business Day; and

(ii) the aggregate principal amount of such Revolving Credit Loan.

Such Notice of Revolving Credit Borrowing may be delivered by fax or e-mail, or by telephone.

(b) A Notice of Revolving Credit Borrowing shall not be revocable by Borrower.

(c) Not later than 2:00 p.m. (St. Louis time) on the date of each Revolving Credit Loan, Lender shall make available such Revolving Credit Loan, in Federal or other funds immediately available in St. Louis, Missouri, to the Borrower by crediting such funds to a demand deposit account of Borrower at Lender.

(d) Borrower hereby irrevocably authorizes Lender to reasonably rely on telephonic, telegraphic, telecopy, telex or written instructions of any person identifying himself or herself as one of the individuals listed on Schedule 2.02 attached hereto (or any other individual from time to time authorized to act on behalf of Borrower pursuant to a resolution adopted by the Board of Directors of Borrower and certified by the Secretary of Borrower and delivered to the Lender) (each, an “Authorized Person”) with respect to any request to make a Revolving Credit Loan or a repayment hereunder, and on any signature which the Lender believes to be genuine, and Borrower shall be bound thereby in the same manner as if such individual were actually authorized or such signature were genuine. Borrower also hereby agrees to defend and indemnify the Lender and to hold the Lender harmless from and against any and all claims, demands, damages, liabilities, losses, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) relating to or arising out of or in connection with the acceptance of instructions purportedly given by any Authorized Person for making Revolving Credit Loans or repayments hereunder.

2.03. The Note. The Revolving Credit Loan shall be evidenced by and payable as to principal and interest in accordance with the terms of a recourse, negotiable revolving credit promissory note of Borrower (the “Note”), dated as of the date hereof, being in the original principal amount of $3,000,000, and substantially in the form of Exhibit A attached hereto and incorporated by reference herein. Lender shall record in its books and records the date, amount, type and maturity of each Revolving Credit Loan made by it and the date and amount of each payment of principal and/or interest made by Borrower with respect thereto; provided, however, that the obligation of Borrower to repay each Revolving Credit Loan made to Borrower under this Agreement shall be absolute and unconditional, notwithstanding any failure of Lender to make any such recordation or any mistake by Lender in connection with any such recordation. The books and records of Lender showing the account between Lender and Borrower shall be conclusive evidence of the items set forth therein in the absence of demonstrable error.

2.04. Interest Rates and Interest Payments. So long as no Event of Default has occurred and is continuing, the Revolving Credit Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Revolving Credit Loan is made until it becomes due, at the Interest Rate. So long as any Event of Default has occurred and is continuing, the Revolving Credit Loan shall bear interest on the outstanding principal amount thereof, at a per annum rate equal to the Prime Rate plus five percent (5%). Such interest shall be payable monthly in arrears on the thirtieth (30th) day of each month, commencing on January 30, 2006, and at the maturity of the Note (whether by reason of acceleration or otherwise). From and after the maturity of the Note, whether by reason of acceleration or otherwise, the Revolving Credit Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the Prime Rate plus five percent (5%). Interest shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed.

2.05. Voluntary Prepayments. Borrower may upon notice to the Lender, pay, without penalty or premium, the Revolving Credit Loan, in whole at any time, or in part from time to time.

2.06. Mandatory Prepayments. The Borrower is required to prepay the Note whenever, and as often as may be necessary to keep, the unpaid principal balance thereof from exceeding the Borrowing Base.

2.07. Intentionally Deleted.

2.08. Conditions Precedent to the Closing of this Loan. Set forth below is a list of the documents to be executed and delivered, and the actions to be taken, all of which are conditions precedent to the closing of this Loan, as follows:

(a) This Agreement and the Note, each duly executed by Borrower;

(b) The Security Agreement in the form of Exhibit B and such Uniform Commercial Code financing statements, collateral schedules, stock powers, original stock certificates and other documents as Lender may require in connection therewith, each duly executed by Borrower;

(c) The Unlimited Guaranty;

(d) The TEAMM Security Agreement in the form of Exhibit D hereto and such Uniform Commercial Code financing statements, collateral schedules, stock powers, original stock certificates and other documents as Lender may require in connection therewith, each duly executed by Borrower;

(e) Stock Pledge Agreement, dated as of even date herewith, in the form of Exhibit E hereto, executed by The O’Donnell Trust for the benefit of Lender. The aforesaid Stock Pledge Agreement secures the obligations of The O’Donnell Trust pursuant to the Guaranty.

(f) Stock Pledge Agreement, dated as of even date herewith, in the form of Exhibit F hereto, executed by Dennis Ryll, M.D. for the benefit of Lender. The aforesaid Stock Pledge Agreement secures the obligations of Dr. Ryll pursuant to the Guaranty.

(g) Completion by Lender of its review of all material, licenses, contracts and contingent liabilities;

(h) A copy of the resolutions of the Board of Directors of the Borrower duly adopted, which authorize the execution, delivery and performance of this Agreement, the Note, the Security Agreement, and any other Loan Documents to be executed by Borrower, certified by its secretary;

(i) A copy of the resolutions of the Board of Directors of the respective Entity Guarantors certified by the Secretary thereof (or comparable officer in the case of an Entity Guarantor which is not a corporation);

(j) A copy of the Certificate and Articles of Incorporation of Borrower and any amendments thereto, the By-laws of Borrower, and an incumbency certificate, certified by the Secretary of Borrower, and Certificates of Good Standing of Borrower in the State of its incorporation;

(k) For each Entity Guarantor, a copy of the Certificate and Articles of Incorporation of such Entity Guarantor and any amendments thereto, the By-Laws of such Entity Guarantor, and an incumbency certificate, all certified by the Secretary of such Entity and a Certificate of Good Standing for such Entity Guaranty in the State of its incorporation;

(l) The initial Borrowing Base Certificate and the Notice of Revolving Credit Borrowing required by Sections 2.01(b) and 2.02;

(m) Evidence of the proper filing of UCC-1 Financing Statement perfecting the security interests in favor of the Lender in the Collateral;

(n) Evidence satisfactory to the Lender that the insurance required of this Agreement and the other Loan Documents is in full force and effect together with loss payable endorsements in form and substance satisfactory to the Lender, duly executed by the insurance company; and

(o) Such other agreements, documents, instruments and certificates as the Lender may reasonably request.

2.09 Fees. Borrower agrees to pay Lender at Closing a fee in the amount of Thirty Thousand and No/100 Dollars ($30,000.00). Notwithstanding the foregoing to the contrary, the parties hereto agree that Lender will bill Borrower post closing for such fee.

SECTION III. REPRESENTATIONS AND WARRANTIES

Borrower hereby represents and warrants to Lender that:

3.01. Existence and Power. Borrower: (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (b) has all requisite corporate or other powers required to carry on its business as now conducted; (c) has all requisite governmental and regulatory licenses, authorizations, consents and approvals required to carry on its business as now conducted, except such licenses, authorizations, consents and approvals the failure to have could not reasonably be expected to have a Material Adverse Effect; and (d) is qualified to transact business as a foreign corporation (or applicable other entity) in, and is in good standing under the laws of, all jurisdictions in which it is required by applicable law to maintain such qualification and good standing except for those states in which the failure to qualify or maintain good standing could not reasonably be expected to have a Material Adverse Effect.

3.02. Authorization. The execution, delivery and performance by Borrower of this Agreement, the Note, and the other Loan Documents to which it is a party are within the powers of Borrower and have been duly authorized by all necessary corporate or other action.

3.03. Binding Effect. This Agreement, the Note, the Security Agreement and the other Loan Documents to which each of Borrower is a party and which have been executed contemporaneously with or prior to the execution of this Agreement have been duly executed and delivered by Borrower and constitute the legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and the other Loan Documents to which Borrower is a party which were not executed contemporaneously with or prior to the execution of this Agreement, when executed and delivered in accordance with this Agreement, will constitute the legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.04. Financial Statements. Borrower has furnished Lender with the following financial statements, identified by the chief financial officer of, respectively, Borrower and its Subsidiaries: balance sheets and statements of income, retained earnings and cash flows of such party as of and for the fiscal year ended September 30, 2005, all certified by the independent certified public accountant of such party, which financial statements have been prepared in accordance with GAAP consistently applied. Borrower hereby represents and warrants to Lender that (a) said financial statement fairly presents the condition of Borrower and its Subsidiaries as of the date thereof, (b) there has been no material adverse change in the condition or operation, financial or otherwise, of Borrower from the condition or operation, financial or otherwise, of such party set forth in the information furnished as of September 30, 2005, and (c) Borrower had no direct or contingent liabilities which were not disclosed on said financial statements or the notes thereto (to the extent such disclosure is required by GAAP).

3.05. Litigation. Except as disclosed on Schedule 3.05 attached hereto, there is no action or proceeding pending or, to the knowledge of Borrower, threatened against or affecting Borrower before any court, arbitrator or any governmental, regulatory or administrative body, agency, instrumentality, authority or official which, if determined adversely against Borrower, could reasonably be expected to have a Material Adverse Effect. Borrower is not in default with respect to any order, writ, injunction, decision or decree of any court, arbitrator or any governmental, regulatory or administrative body, agency, instrumentality, authority or official, a default under which could reasonably be expected to have a Material Adverse Effect. There are no outstanding judgments against Borrower.

3.06. Pension and Welfare Plans. The Pension Plan and Welfare Plan of Borrower complies in all material respects with ERISA and all other applicable statutes and governmental and regulatory rules and regulations; no Reportable Event has occurred and is continuing with respect to any Pension Plan; neither Borrower nor any ERISA Affiliate has withdrawn from any Multi-Employer Plan in a “complete withdrawal” or a “partial withdrawal” as defined in Sections 4203 or 4205 of ERISA, respectively; neither Borrower nor any ERISA Affiliate has entered into an agreement pursuant to Section 4204 of ERISA; neither Borrower nor any ERISA Affiliate has any withdrawal liability with respect to a Multi-Employer Plan; no steps have been instituted by Borrower or any ERISA Affiliate to terminate any defined benefit Pension Plan; no condition exists or event or transaction has occurred in connection with any Pension Plan, any Pension Plan that is subject to Section 302 of ERISA, Multi-Employer Plan or Welfare Plan which could result in the incurrence by Borrower or any ERISA Affiliate of any material liability, fine or penalty; and neither Borrower nor any ERISA Affiliate is a “contributing sponsor” as defined in Section 4001(a)(13) of ERISA of a “single-employer plan” as defined in Section 4001(a)(15) of ERISA which has two or more contributing sponsors at least two of whom are not under common control. Except as disclosed on the consolidated financial statements of Borrower delivered by Borrower to Lender, neither Borrower nor any ERISA Affiliate has any unfunded liability with respect to any Welfare Plan.

3.07. Tax Returns and Payment. Borrower has filed all Federal, state, local and other income and other tax returns which are required to be filed and has paid all taxes which have become due and payable pursuant to such returns and all other taxes, assessments, fees and other governmental charges upon Borrower and upon their Properties, income and franchises which have become due and payable by Borrower except those wherein the amount, applicability or validity are being contested by Borrower by appropriate proceedings being diligently conducted in good faith and in respect of which adequate reserves in accordance with GAAP have been established. There is no asserted or assessed (or to the knowledge of Borrower, proposed) tax deficiency against Borrower which, if determined adversely against Borrower could reasonably be expected to have a Material Adverse Effect.

3.08. Subsidiaries. Borrower has no Subsidiaries other than as identified on Schedule 3.08 attached hereto.

3.09. Compliance With Other Instruments; None Burdensome. Borrower is not a party to any contract, agreement, document or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect and which is not disclosed on the financial statements heretofore submitted to Lender; neither the execution and delivery of the Loan Documents, the consummation of the transactions therein contemplated or the compliance with the provisions thereof by the Borrower will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on Borrower or any of the provisions of the Certificate of Incorporation or Bylaws (or equivalent) of Borrower or any of the provisions of any indenture, agreement, document, instrument or undertaking to which Borrower is a party or subject, or by which Borrower or any Property of Borrower is bound, or conflict with or constitute a default thereunder. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental, regulatory, administrative or public body or authority, or any subdivision thereof, or any other Person is required to authorize, or is required in connection with, the execution, delivery or performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents.

3.10. Other Indebtedness, Guarantees and Capitalized Leases. Except as disclosed on Schedule 3.10 attached hereto, Borrower is not a borrower, guarantor or obligor with respect to, or a lessee under, any Indebtedness, Guarantees or Capitalized Leases other than the Obligations. Borrower may at any time amend, modify or supplement Schedule 3.10 by notifying Lender in writing of any changes thereto, and thereby the representations and warranties contained in this Section 3.10 shall be amended accordingly so long as such amendment, modification or supplement is made within thirty (30) days after the occurrence of any such changes in the facts stated therein and that such changes reflect transactions that are permitted under this Agreement.

3.11. Labor Matters. Borrower is not a party to any labor dispute which could reasonably be expected to have a Material Adverse Effect.

3.12. Title to Property. Borrower is the sole owner of, or has the legal right to use and occupy, all Property it claims to own or which is necessary for Borrower or such Subsidiary to conduct its business. Borrower enjoys peaceful and undisturbed possession in all material respects under all leases under which it is operating as a lessee.

3.13. Regulation U. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of The Board of Governors of the Federal Reserve System, as amended) and no part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately (a) to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock, or to refund or repay indebtedness originally incurred for such purpose or (b) for any purpose which entails a violation of, or which is inconsistent with, the provisions of any of the Regulations of The Board of Governors of the Federal Reserve System, including, without limitation, Regulations U, T or X thereof, as amended. If requested by the Lender, Borrower shall furnish to the Lender a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U.

3.14. Multi-Employer Pension Plan Amendments Act of 1980. Borrower is in compliance with the Multi-Employer Pension Plan Amendments Act of 1980, as amended (“MEPPAA”), and has no liability for pension contributions pursuant to MEPPAA.

3.15. Investment Company Act of 1940; Public Utility Holding Company Act of 1935. Borrower is not an “investment company” as that term is defined in, and is not otherwise subject to regulation under, the Investment Company Act of 1940, as amended. Borrower is not a “holding company” as that term is defined in, and is not otherwise subject to regulation under, the Public Utility Holding Company Act of 1935, as amended.

3.16. Patents, Trademarks, Copyrights, Licenses, Etc. Except as disclosed on Schedule 3.16 attached hereto, Borrower does not have any patents, patent applications, patent rights, trademarks, trademark applications, trademark rights, copyrights, licenses or other intellectual property which are material to the business of Borrower. Borrower may at any time amend, modify or supplement Schedule 3.16 by notifying the Lender in writing of any changes thereto, and thereby the representations and warranties contained in the first sentence of this Section 3.16 shall be amended accordingly so long as such amendment, modification or supplement is made within thirty (30) days after the occurrence of any such changes in the facts stated therein and that such changes reflect transactions that are permitted under this Agreement. Borrower possesses all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, licenses and other intellectual property necessary to conduct its business as presently conducted without conflict with any patent, patent right, trademark, trademark right, trade name, copyright, license or other intellectual property of any other Person, except where the failure to possess the same could not reasonably be expected to have a Material Adverse Effect.

3.17. Environmental and Safety and Health Matters. Except as disclosed on Schedule 3.17 attached hereto: (i) the operations of Borrower comply with all applicable Environmental Laws and all applicable Occupational Safety and Health Laws, the violation or noncompliance with which could reasonably be expected to have a Material Adverse Effect; (ii) none of the operations of the Borrower is subject to any Environmental Claim or any judicial, governmental, regulatory or administrative proceeding alleging the violation of any Occupational Safety and Health Law, which, if determined adversely against Borrower, could reasonably be expected to have a Material Adverse Effect; (iii) none of the operations of the Borrower is the subject of any Federal or state investigation evaluating whether any remedial action is needed to respond to any Release of Hazardous Substances or any unsafe or unhealthful condition at any premises owned, leased or operated by Borrower, which, if determined adversely to Borrower could reasonably be expected to have a Material Adverse Effect; (iv) Borrower has not filed any notice under any Environmental Law or Occupational Safety and Health Law indicating or reporting (A) any past or present spillage, leakage or Release into the environment of, or treatment, storage or disposal of, any Hazardous Substance or (B) any unsafe or unhealthful condition at any premises owned, leased or operated by Borrower; and (v) Borrower has no material contingent liability in connection with (A) any spillage, disposal or Release into the environment of, or otherwise with respect to, any Hazardous Substances or (B) any unsafe or unhealthful condition at any premises owned, leased or operated by Borrower.

3.18. No Default. No Default or Event of Default under this Agreement has occurred and is continuing. There is no existing default or event of default under or with respect to any indenture, contract, agreement, lease or other instrument to which Borrower is a party or by which any Property of Borrower is bound or affected, a default under which could reasonably be expected to have a Material Adverse Effect. Borrower has and is in full compliance with and in good standing with respect to all governmental and/or regulatory permits, licenses, certificates, consents and franchises necessary to continue to conduct its business as previously conducted by it and to own or lease and operate its Properties as now owned or leased by it, the failure to have or noncompliance with which could reasonably be expected to have a Material Adverse Effect, and, to the best of Borrower’s knowledge, none of said permits, certificates, consents or franchises contain any term, provision, condition or limitation more burdensome than such as are generally applicable to Persons engaged in the same or similar business as Borrower. Borrower is not in violation of any applicable statute, law, rule, regulation or ordinance of the United States of America, of any state, city, town, municipality, county or of any other jurisdiction, or of any agency thereof, a violation of which could reasonably be expected to have a Material Adverse Effect.

3.19. Government Contracts. Borrower is not a party to or bound by any supply or purchase agreements with the Federal government or any state or local government or any agency thereof, the termination or cancellation of which could reasonably be expected to have a Material Adverse Effect.

3.20. Purchase and Other Commitments and Outstanding Bids. No material purchase or other commitment of Borrower is in excess of the normal, ordinary and usual requirements of its business, or was made at any price in excess of the then current market price, or, to the best of Borrower’s knowledge, contains terms and conditions more onerous than those usual and customary in the applicable industry. There is no material outstanding bid, sales proposal, contract or unfilled order of the Borrower which (a) will, or could if accepted, require the Borrower to supply goods or services at a cost to Borrower in excess of the revenues to be received therefor or (b) quotes prices which do not include a markup over reasonably estimated costs consistent with past markups on similar business based on market conditions current at that time.

3.21. Real Property. Schedule 3.21 attached hereto sets forth a true, correct and complete list of all real property owned or leased by Borrower (and, for each parcel of real property, stating whether it is owned or leased and whether it is a manufacturing facility, a distribution facility or a sales office and, if it is leased facility, the basic terms of the lease (i.e. name and address of landlord, term of lease and amount of rent and other payments). Borrower may at any time amend, modify or supplement Schedule 3.21 by notifying Lender in writing of any changes thereto, and thereby the representations and warranties contained in the first sentence of this Section 3.21 shall be amended accordingly so long as such amendment, modification or supplement is made within thirty (30) days after the occurrence of any such changes in the facts stated therein and that such changes reflect transactions that are permitted under this Agreement.

3.22. Disclosure. Neither this Agreement nor any of the Exhibits or Schedules hereto nor any certificate or other data furnished to Lender in writing by or on behalf of the Borrower in connection with the transactions contemplated by this Agreement contains any untrue or incorrect statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. To the best knowledge of Borrower, there is no fact peculiar to Borrower which presently has a Material Adverse Effect or in the future (so far as Borrower can now foresee) could reasonably be expected to have a Material Adverse Effect, which has not heretofore been disclosed in writing by the Borrower to the Lender.

3.23. Borrower’s Capital. The authorized capital of Borrower is as set out on Schedule 3.23 attached hereto.

SECTION IV. BORROWER’S COVENANTS

Borrower covenants and agrees that, so long as Lender has any obligation to make a Revolving Credit Loan hereunder and/or any of the Obligations remain unsatisfied, it will comply with the following covenants:

4.01. Information. Borrower will deliver or cause to be delivered to the Lender:

(a) as soon as available and in any event within one hundred (120) days after the end of each fiscal year of Borrower, the balance sheet of Borrower as of the end of such fiscal year and the related statement of income, retained earnings and cash flows for such fiscal year, setting forth in each case, in comparative form, the figures for the previous fiscal year, all such financial statements to be prepared on a consolidated basis for Borrower and all of its Subsidiaries in accordance with GAAP consistently applied and audited by and accompanied by the unqualified opinion of independent certified public accountants selected by Borrower and reasonably acceptable to the Lender together with (i) a supplemental unaudited income statement with all consolidating entries through and including gross profits, (ii) a certificate from such accountants to the effect that, in making the examination necessary for the signing of such annual audit report, such accountants have not become aware of any Default or Event of Default that has occurred and is continuing, or, if such accountants have become aware of any such event, describing it and the steps, if any, being taken to cure it and (iii) the computations of such accountants evidencing compliance with the financial covenants contained in Section 4.15 of this Agreement;

(b) as soon as available and in any event within thirty (30) days after the end of each month, the balance sheet of Borrower as of the end of such month and the related statement of income, retained earnings and cash flows for such month and for the portion of Borrower’s fiscal year ended at the end of such month, on a consolidated basis for Borrower and all of its Subsidiaries setting forth in each case in comparative form, (i) the figures for the corresponding month and the corresponding portion of Borrower’s previous fiscal year, and (ii) Borrower’s budgeted projections for such month and for the portion of Borrower’s fiscal year ended at the end of such month, all in reasonable detail and satisfactory in form to the Lender and accompanied by a supplemental income statement with all consolidating entries through and including gross profits and certified (subject to normal year-end adjustments and footnote disclosures) as to fairness of presentation, GAAP and consistency by the President, Chief Operating Officer or the chief financial officer of Borrower;

(c) thirty (30) days after the end of each calendar quarter, a certificate of the President, Chief Operating Officer or the chief financial officer of Borrower in the form attached hereto as Exhibit G and incorporated herein by reference, accompanied by supporting financial work sheets where appropriate, (i) evidencing Borrower’s compliance with the financial covenants contained in Section 4.15 of this Agreement, (ii) stating whether there exists on the date of such certificate any Default or Event of Default and, if any Default or Event of Default then exists, setting forth the details thereof and the action which Borrower is taking or proposes to take with respect thereto and (iii) certifying that all of the representations and warranties of Borrower and/or any other Obligor contained in this Agreement and/or in any of the other Loan Documents are true and correct in all material respects on and as of the date of such certificate as if made on and as of the date of such certificate;

(d) as soon as available and in any event within ninety (90) days after the beginning of each fiscal year of Borrower, a copy of the federal income tax return of Borrower for the prior fiscal year;

(e) with reasonable promptness, such further information regarding the business, affairs and financial condition of Borrower as the Lender may from time to time reasonably request; and

(f) within thirty (30) days after the end of each month, a Borrowing Base Certificate as of the end of the preceding month.

4.02. Payment of Indebtedness. Borrower will (i) pay and discharge any and all Indebtedness payable or Guaranteed by Borrower and any interest or premium thereon, when due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in accordance with the agreement, document or instrument relating to such Indebtedness or Guarantee (provided, however, that Borrower shall not be required to pay any such Indebtedness consisting of trade accounts payable the payment of which is being contested in good faith and by appropriate proceedings being diligently conducted and for which adequate reserves in accordance with GAAP have been provided, except that Borrower shall pay or cause to be paid all such trade accounts payable forthwith upon the commencement of proceedings to foreclose any Lien which is attached as security therefor, unless such foreclosure is stayed by the filing of an appropriate bond in a manner reasonably satisfactory to the Lender) and (ii) perform, observe and discharge in all material respects all covenants, conditions and obligations which are imposed upon Borrower by any and all agreements, documents, instruments and indentures evidencing, securing or otherwise relating to such Indebtedness or Guarantee.

4.03. Maintenance of Books and Records; Consultations and Inspections. Borrower will maintain books and records sufficient to permit the preparation of financial statements in accordance with GAAP and in which true, correct and complete entries shall be made of all dealings and transactions in relation to its business. Borrower will permit the Lender (and any Person appointed by the Lender) to discuss the affairs, finances and accounts of Borrower with the officers of Borrower and, upon oral or written notice to Borrower, its independent public accountants, all at such reasonable times and as often as Lender may from time to time reasonably request. Borrower will also permit inspection of its Properties, books and records by the Lender during normal business hours and at other reasonable times. Borrower will reimburse the Lender upon demand for all reasonable costs and expenses incurred by the Lender in connection with any such inspection conducted by the Lender while any Default or Event of Default under this Agreement has occurred and is continuing. Borrower irrevocably authorizes Lender to, upon oral or written notice to Borrower, communicate directly with their independent public accountants and irrevocably authorize and direct such accountants to disclose to the Lender any and all information with respect to the business and financial condition of Borrower as the Lender may from time to time reasonably request in writing.

4.04. Payment of Taxes. Borrower will duly file all Federal, state and local income tax returns and all other tax returns and reports of Borrower which are required to be filed and duly pay and discharge promptly all taxes, assessments and other governmental charges imposed upon it or any of its Property; provided, however, that Borrower shall not be required to pay any such tax, assessment or other governmental charge the payment of which is being contested in good faith and by appropriate proceedings being diligently conducted and for which adequate reserves in accordance with GAAP have been provided, except that Borrower shall pay or cause to be paid all such taxes, assessments and governmental charges forthwith upon the commencement of proceedings to foreclose any Lien which is attached as security therefor, unless such foreclosure is stayed by the filing of an appropriate bond in a manner reasonably satisfactory to the Lender.

4.05. Payment of Claims. Borrower will promptly pay and discharge (i) all trade accounts payable in accordance with its usual and customary business practices as in effect on the date of this Agreement (but in no event later than thirty (30) days after the due date thereof) and (ii) all claims for work, labor or materials which if unpaid does or could reasonably be expected to become a Lien upon any of its Property; provided, however, that Borrower shall not be required to pay any such account payable or claim the payment of which is being contested in good faith and by appropriate proceedings being diligently conducted and for which adequate reserves in accordance with GAAP have been provided, except that Borrower shall pay or cause to be paid all such accounts payable and claims forthwith upon the commencement of proceedings to foreclose any Lien which is attached as security therefor, unless such foreclosure is stayed by the filing of an appropriate bond in a manner reasonably satisfactory to the Lender.

4.06. Corporate Existence. Borrower will do all things necessary to preserve and keep in full force and effect at all times its corporate or other existence and all permits, licenses, franchises and other rights material to its business, be duly qualified to do business and be in good standing in all jurisdictions where the nature of its business or its ownership of Property requires such qualification except for those jurisdictions in which the failure to qualify or be in good standing could not reasonably be expected to have a Material Adverse Effect.

4.07. Maintenance of Property. Borrower will, at all times, preserve and maintain all of the Property used or useful in the conduct of its business in good condition, working order and repair, ordinary wear and tear excepted.

4.08. Compliance with Laws, Regulations, Etc. Borrower will (i) comply with any and all laws, ordinances and governmental and regulatory rules and regulations to which Borrower is subject (including, without limitation, all Occupational Safety and Health Laws and all Environmental Laws), the violation of which or failure to comply with which could reasonably be expected to have a Material Adverse Effect and (ii) obtain any and all licenses, permits, franchises and other governmental and regulatory authorizations necessary to the ownership of its Properties or to the conduct of its business, the failure to obtain which license, permit, franchise and/or other governmental or regulatory authorization could reasonably be expected to have a Material Adverse Effect.

4.09. Environmental Matters. Borrower will give Lender prompt written notice of (i) any Environmental Claim or any other action or investigation with respect to the existence or potential existence of any Hazardous Substances instituted or threatened with respect to Borrower or any of the Properties or facilities owned, leased or operated by Borrower which, if determined adversely to Borrower could reasonably be expected to have a Material Adverse Effect and (ii) any condition or occurrence on any of the Properties or facilities owned, leased or operated by Borrower which constitutes a violation in any material respect of any Environmental Laws or which gives rise to a reporting obligation or requires removal or remediation under any Environmental Laws. Within thirty (30) days after the giving of any such notice, Borrower shall deliver to the Lender Borrower’s plan with respect to any removal or remediation required by any Environmental Law or any other applicable law, rule or regulation and Borrower agrees to complete any such removal and/or remediation within the time required thereby. Borrower shall promptly provide the Lender with copies of all documentation relating thereto, and such other information with respect to environmental matters as the Lender may reasonably request from time to time.

4.10. ERISA Compliance. If Borrower or any ERISA Affiliate shall have any Pension Plan, Borrower or such ERISA Affiliate, as the case may be, shall comply in all material respects with all requirements of ERISA relating to such Pension Plan. Without limiting the generality of the foregoing, Borrower will not, and will not cause or permit any ERISA Affiliate to:

(a) permit any Pension Plan maintained by Borrower or any ERISA Affiliate to engage in any nonexempt “prohibited transaction,” as such term is defined in Section 4975 of the Code;

(b) permit any Pension Plan maintained by Borrower or any ERISA Affiliate to incur any “accumulated funding deficiency”, as such term is defined in Section 302 of ERISA, 29 U.S.C. § 1082, whether or not waived;

(c) terminate any Pension Plan in a manner which could result in the imposition of a Lien on any Property of Borrower or any ERISA Affiliate pursuant to Section 4068 of ERISA, 29 U.S.C. § 1368; or

(d) take any action which would constitute a complete or partial withdrawal from a Multi-Employer Plan within the meaning of Sections 4203 or 4205 of Title IV of ERISA.

Notwithstanding any provision contained in this Section 4.10 to the contrary, an act by Borrower shall not be deemed to constitute a violation of this Section 4.10 unless said action, individually or cumulatively with other acts of Borrower has or could reasonably be expected to have a Material Adverse Effect.

4.11. Notices. Borrower will notify the Lender in writing of any of the following within three (3) Domestic Business Days after any officer of Borrower has actual knowledge thereof, describing the same and, if applicable, the steps being taken by the Person(s) affected with respect thereto:

(a) the occurrence of any Default or Event of Default under this Agreement;

(b) the occurrence of any default or event of default by Borrower, any other Obligor or any Subsidiary under any note, indenture, loan agreement, mortgage, deed of trust, security agreement, lease or other similar agreement, document or instrument to which Borrower, any other Obligor or any Subsidiary, as the case may be, is a party or by which it is bound or to which it is subject;

(c) the institution of any litigation, arbitration proceeding or governmental or regulatory proceeding affecting Borrower, any other Obligor or any Subsidiary, whether or not considered to be covered by insurance, in which the prayer or claim for relief seeks recovery of an amount in excess of $ 100,000 (or, if no dollar amount is specified in the prayer or claim for relief, in which there is a reasonable likelihood of recovery of an amount in excess of $ 100,000) or any form of equitable relief which, if granted, could reasonably be expected to have a Material Adverse Effect;

(d) the entry of any judgment or decree against Borrower, any other Obligor or any Subsidiary;

(e) the occurrence of a Reportable Event with respect to any Pension Plan for which the PBGC has not waived notice; the filing of a notice of intent to terminate a defined benefit Pension Plan by Borrower, any ERISA Affiliate or any Subsidiary; the institution of proceedings to terminate a defined benefit Pension Plan by the PBGC or any other Person; the withdrawal in a “complete withdrawal” or a “partial withdrawal” as defined in Sections 4203 and 4205, respectively, of ERISA by Borrower, any ERISA Affiliate or any Subsidiary from any Multi-Employer Plan; or the incurrence of any material increase in the contingent liability of Borrower or any Subsidiary with respect to any “employee welfare benefit plan” as defined in Section 3(1) of ERISA which covers retired employees and their beneficiaries;

(f) the occurrence of any event which could reasonably be expected to have a Material Adverse Effect;

(g) any change in the name of Borrower, any other Obligor or any Subsidiary;

(h) any proposed opening, closing or other change of any place of business of Borrower or any Subsidiary;

(i) any material change in Borrower’s or Subsidiary’s line(s) of business;

(j) the occurrence of any Change of Control Event; and

(k) the occurrence of such other events as the Lender may from time to time reasonably specify.

4.12. Insurance. Borrower will insure all of its Property of the character customarily insured by Persons engaged in the same or similar businesses similarly situated, against loss or damage of the kind customarily insured against by such Persons, at replacement cost, unless higher limits or coverage are reasonably required in writing by the Lender (in which event Borrower will have thirty (30) days after written request by the Lender to obtain such additional insurance), and carry liability insurance and other insurance of a kind and in an amount generally carried by Persons engaged in the same or similar businesses similarly situated, unless higher limits or coverage are reasonably required in writing by the Lender (in which event Borrower will have thirty (30) days after written request by the Lender to obtain such additional insurance). All insurance required by this Section 4.12 shall be with insurers rated B++ or better by A.M.

Best Company (or accorded a similar rating by another nationally or internationally recognized insurance rating agency of similar standing if A.M. Best Company is not then in the business of rating insurers or rating foreign insurers) or such other insurers as may from time to time be reasonably acceptable to the Lender. Lender shall be named as a mortgagee and loss payee on all such property and liability insurance. Simultaneously with each delivery of financial statements under Section 4.01(a), Borrower shall deliver to the Lender a certificate of an officer of such Borrower specifying the details of all insurance then in effect and certifying that all of the premiums therefor which are then due and payable have been paid in full.

4.13. Further Assurances. Borrower will execute and deliver to the Lender, at any time and from time to time, any and all further agreements, documents and instruments with reasonable promptness after Lender’s request therefor, and take any and all further actions which may be required under applicable law, or which the Lender may from time to time reasonably request with reasonable promptness after any such request, in order to effectuate the transactions contemplated by this Agreement and the other Loan Documents.

4.14. Accountant. Borrower will give the Lender prompt notice of any change of Borrower’s independent certified public accountants and a statement of the reasons for such change. Borrower shall at all times utilize independent certified public accountants reasonably acceptable to the Lender.

4.15. Financial Covenants. Borrower shall open an account with Lender in the amount of Two Hundred Fifty-Five Thousand and No/100 Dollars ($255,000.00) to be titled “interest reserve account” and from which Borrower shall pay the monthly interest due on the Note.

4.16. Accounts. In addition to the “interest reserve account”, all other U.S. depository accounts of the Borrower shall be maintained with Lender, with the exception of certain small accounts which are set forth on Schedule 4.16 attached hereto and any other small accounts which may subsequently be disclosed to the Lender and which are acceptable to the Lender. The Borrower will have twelve (12) months from the date hereof to transfer all of its accounts respecting all treasury management services (including, without limitation, lock boxes, credit line sweeps, treasury management and similar accounts) to accounts with Lender.

4.17. Limitation on Indebtedness. Borrower will not incur or be obligated on any Indebtedness, either directly or indirectly, by way of Guarantee, suretyship or otherwise, without the prior written consent of Lender which shall not be unreasonably withheld, other than:

(a) the Borrower’s Obligations;

(b) unsecured trade accounts payable and other normal accruals incurred in the ordinary course of business which are not more than thirty (30) days past due (provided, however, that neither Borrower shall be required to pay any such account payable or other accrual the payment of which is being contested in good faith and by appropriate proceedings being diligently conducted and for which adequate reserves in accordance with GAAP have been provided, except that Borrower shall pay or cause to be paid all such accounts payable and accruals forthwith upon the commencement of proceedings to foreclose any Lien which is attached as security therefor, unless such foreclosure is stayed by the filing of an appropriate bond in a manner reasonably satisfactory to Lender);

(c) Indebtedness existing as of the date of this Agreement and listed on Schedule 3.10 attached hereto (and without giving effect to any amendment to Schedule 3.10 made by Borrower after the date of this Agreement as permitted by Section 3.10 of this Agreement);

(d) purchase money Indebtedness incurred solely to finance Capital Expenditures;

(e) Capitalized Lease Obligations; and

(f) contingent obligations, none of which shall be for guaranties of payment for borrowed money, not to exceed $ 100,000 at any one time without the prior written consent of Lender.

4.18. Limitation on Liens. Without the prior written approval of Lender, which approval shall be in Lender’s sole discretion, Borrower will not create, incur or assume, or suffer to be incurred or to exist, any Lien on any of its Property, whether now owned or hereafter acquired, or upon any income or profits therefrom, except for Permitted Liens.

4.19. Consolidation, Merger, Sale of Property, Etc.

(a) Borrower will not directly or indirectly merge or consolidate with or into any other Person or permit any other Person to merge into or with or consolidate with it; provided, however, that so long as no Default or Event of Default exists immediately before or immediately after giving effect to such merger or such consolidation, any wholly-owned Subsidiary may merge or consolidate with or into Borrower (provided that Borrower shall be the continuing or surviving corporation) or any other wholly-owned Subsidiary.

(b) Without the prior written approval of Lender, which approval shall not be unreasonably withheld, Borrower will not sell, assign, lease, transfer, abandon or otherwise dispose of any of its Property except for (i) sales of Inventory in the ordinary course of business (which does not include a transfer of Inventory in partial or total satisfaction of any Indebtedness), and (ii) sales of equipment and other fixed assets in the ordinary course of business and sales of equipment and other fixed assets which are obsolete, worn-out or otherwise not used or useable in the ordinary course of its business, so long as the net proceeds thereof are used solely to purchase replacement equipment or fixed assets or assets of comparable quality.

4.20. Sale and Leaseback Transactions. Borrower will not enter into any arrangement, directly or indirectly, whereby Borrower shall in one or more related transactions sell, transfer or otherwise dispose of any Property owned by Borrower to any Person and then rent or lease, as lessee, such Property or any part thereof for a period or periods which in the aggregate would exceed twelve (12) months from the date of commencement of the lease term.

4.21. Transactions with Affiliates. Except for the transactions and arrangements described on Schedule 4.21 attached hereto as in effect on the date of this Agreement, Borrower will not enter into or be a party to any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of Property with, or the rendering of any service by or for, any Affiliate), except in the ordinary course of business and pursuant to the reasonable requirements of Borrower’s business and upon fair and reasonable terms no less favorable to Borrower than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate.

4.22. Changes in Nature of Business. Borrower will not engage in any business if, as a result, the general nature of the business which would then be engaged in by Borrower would be substantially changed from the general nature of the business engaged in by Borrower considered as a whole, as of the date of this Agreement.

4.23. Fiscal Year. Borrower will not change its fiscal year from a year ending September 30th.

4.24. Stock Redemptions and Distributions. Except with respect to possible payment and/or conversion of outstanding Series E Preferred dividends, Borrower will not declare or incur any liability to make any Distribution in respect of the capital stock or other equity interest of Borrower except that, so long as no Default or Event of Default has occurred and is continuing or would be created by or result from any such payment if Borrower has in effect an election to be taxed as a “Subchapter S Corporation,” such Borrower shall be permitted to make distributions to stockholders in an aggregate amount not to exceed 75% of the income of such Borrower and its consolidated Subsidiaries.

4.25. Pension Plans. Borrower will not (a) permit any condition to exist in connection with any Pension Plan which might constitute grounds for the PBGC to institute proceedings to have such Pension Plan terminated or a trustee appointed to administer such Pension Plan or (b) engage in, or permit to exist or occur, any other condition, event or transaction with respect to any Pension Plan which could result in the incurrence by Borrower or any ERISA Affiliate of any material liability, fine or penalty.

4.26. Intentionally Deleted.

4.27. Intentionally Deleted.

SECTION V. DEFAULT

5.01. Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder:

(a) The Borrower shall fail to pay any monetary Obligation as and when the same is due, or, so long as no other Event of Default shall have occurred hereunder, within fifteen (15) days thereafter; provided that as regards any monetary or other defaults under the Note attached hereto as Exhibit A and/or any other notes evidencing indebtedness of Borrower to Lender, the cure period(s), if any, set forth in the Note shall solely govern any defaults under the Note and the cure period, if any, set forth in such other notes evidencing any indebtedness of Borrower to Lender shall govern as to cure periods under such indebtedness.

(b) The Borrower shall fail to observe or perform any other obligation, covenant and agreement to be observed or performed by Borrower hereunder or under any of the Loan Documents or any other loans made by Lender to Borrower, and Borrower shall fail to cure the same within the lesser of (i) thirty (30) days following written notice of such failure, or (ii) such alternate cure periods as may be specified below or in any Loan Documents or the documents evidencing such other loans from Lender to Borrower.

(c) Any financial or other statement, representation, warranty or certificate made or furnished by Borrower to Lender in connection with the Loan, shall be materially false, incorrect, or incomplete when made.

(d) Borrower or any Guarantor shall admit its inability to pay its debts as they mature, or shall make an assignment for the benefit of its creditors.

(e) Proceedings in bankruptcy or for reorganization of Borrower or any Guarantor or for the readjustment of the debts of Borrower or any Guarantor, under any Laws, whether state or federal, for the relief of debtors, now or hereafter existing, shall be commenced by Borrower or any Guarantor or shall be commenced against Borrower or any Guarantor and shall not be dismissed within sixty (60) days of the institution thereof.

(f) A receiver or trustee shall be appointed for Borrower or any Guarantor or any proceedings shall be instituted for the dissolution or the full or partial liquidation of Borrower or any Guarantor, or Borrower or any Guarantor shall discontinue business and such receivership, trusteeship or proceeding continues for forty-five (45) days after its institution.

(g) Borrower or any Guarantor shall suffer final judgment for payment of money aggregating in excess of $ 100,000 and not paid within sixty (60) days, unless Borrower or such Guarantor appeals the same and the appropriate Court stays the execution thereof upon the posting of any bond requested by such court, in form and substance reasonably acceptable to Lender.

(h) A judgment creditor of Borrower shall obtain possession of any of the Collateral by any means, including, but without limitation, levy, distraint, replevin or self-help.

(i) The validity or enforceability of any of the Loan Documents or the Intercompany Loan Documents shall be contested by Borrower.

(j) The validity or enforceability of the Unlimited Guaranty shall be contested by any Guarantor.

(k) A default under the documents evidencing any of the Collateral not cured within applicable cure periods therein, if any, or if any of the Collateral shall at any time cease to constitute a first priority security interest in favor of Lender.

(l) The occurrence of any Reportable Event with respect to any Pension Plan, not waived by the PBGC.

(m) The occurrence of any event having a Material Adverse Effect.

(n) The occurrence of any Change of Control Event.

(o) If for any reason whatsoever Francis O’Donnell, Jr. ceases to be engaged full time in the management of Borrower.

(p) The death or incapacity of an Individual Guarantor and Lender is not reasonably satisfied with the remaining Guarantors.

5.02. Acceleration. Upon the occurrence of an Event of Default, at the option of Lender, and without notice, all Obligations, including, but not limited to the Note, whether arising hereunder or otherwise, shall immediately become due and payable, without further action of any kind, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower and all Obligations shall commence to bear interest at the default rate under the Note.

5.03. Remedies. After any acceleration, as provided for in Paragraph 5.02 hereof, Lender shall have, in addition to the rights and remedies given it by the Loan Documents, all those rights and remedies allowed by all applicable Laws, including, but without limitation, all the rights and remedies applicable to the tangible and intangible personal property, equipment, fixtures forming all or any portion of the Collateral under the Uniform Commercial Code as enacted in any jurisdiction in which any Collateral may be located. Without limiting the generality of the foregoing, Lender may immediately, without demand of performance and without other notice (except as specifically required by this Agreement or the Loan Documents) or demand whatsoever to Borrower, all of which are hereby expressly waived, proceed to exercise any and all available remedies under the Loan Documents, at law or in equity.

Lender, as attorney-in-fact of Borrower, shall also have power, at its sole option, but no obligation, to pay any amounts or costs which are to be (but are not) paid by Borrower hereunder (including, without limitation, insurance premiums, tax assessments and levies) and to prosecute and defend all actions and proceedings in connection with the Collateral; provided, that, except respecting matters which Lender believes, in good faith, may impair the Collateral if not addressed during the pendency of any applicable cure period, Lender will exercise such rights only after expiration of applicable cure period(s) hereunder, if any. This power of attorney is coupled with an interest and is irrevocable.

SECTION VI. MISCELLANEOUS

6.01. Construction. The provisions of this Agreement shall be in addition to those of the Note, the Loan Documents and each and every other document delivered pursuant hereto, all of which shall be construed as complementary to each other. Nothing herein contained shall prevent Lender from enforcing the Loan Documents in accordance with their respective terms. Notwithstanding anything contained herein to the contrary, in the event of a conflict between the terms and conditions set forth in this Agreement and those set forth in any of the other Loan Documents, the terms and conditions set forth herein shall prevail.

6.02. Further Assurance. From time to time, Borrower will execute and deliver to Lender such additional documents and will provide such additional information as Lender may reasonably require to carry out the terms of this Agreement and be informed of Borrower’s status and affairs.

6.03. Enforcement and Waiver by Lender. Lender shall have the right at all times to enforce the provisions of the Loan Documents in strict accordance with the terms thereof, notwithstanding any conduct or custom on the part of Lender in refraining from so doing at any time or times. The failure of Lender at any time or times to enforce its rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions of this Agreement or as having in any way or manner modified or waived the same. All rights and remedies of Lender are cumulative and concurrent and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.

6.04. Expenses of Lender. Borrower shall pay to Lender at the closing all fees and expenses of Lender (including reasonable fees and expenses of Lender’s legal counsel) incurred by Lender in connection with the making of this Loan, the preparation of all Loan Documents, perfection of the liens granted pursuant to the Loan Documents and, as and when incurred, fees and expenses of collection and enforcement of the Loan and other costs and expenses associated therewith, including, without limitation, costs of title insurance, survey, environmental assessments, architectural and engineering inspections, and recording fees. Borrower shall pay when due the costs and expenses of collection or attempted collection of the Obligations, including reasonable attorneys’ fees and expenses whether or not litigation is commenced and including representation in any bankruptcy, receivership or other insolvency proceeding.

6.05. Notices. Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed delivered if delivered in person or if sent by certified mail, postage prepaid, return receipt requested, by overnight express mail or telefax (followed by delivery of a copy by certified or express mail), as set forth below, unless such address is changed by written notice hereunder, all mailed notices shall be deemed given upon deposit in the U.S. or overnight express mail as aforesaid.

A.	If to Borrower:

Accentia Biopharmaceuticals, Inc.

324 South Hyde Park Avenue

Suite 350

Tampa, Florida 33606

Attn.: James A. McNulty

with a copy to:

Sam Duffey, Esq.

1786 South Creek Drive

Osprey, Florida 34229-9119

B.	If to Lender:

Missouri State Bank and Trust Company

12452 Olive Street Road

Creve Coeur, Missouri 63141

Attn: Kurt Kientzle

with a copy to:

The Stolar Partnership LLP

911 Washington, 7th Floor

St. Louis, MO 63101

Attn: Kathryn J. Giddings, Esq.

6.06. Waiver and Release by Borrower. To the maximum extent permitted by applicable Laws (which matters shall survive termination, repayment in full of, and/or release of the liens and security interests of Lender arising from, the Loan), Borrower:

A. Waives: 1) protest of all commercial paper at any time held by Lender on which Borrower is any way liable; and 2) notice and opportunity to be heard, after acceleration in the manner provided in Paragraph 5.02, before exercise by Lender of the remedies of self-help, setoff, or of other summary procedures permitted by any applicable Laws or by any agreement with Borrower and, except where required hereby or by any applicable Laws, notice of any other action taken by Lender; and

B. Releases Lender and its officers, attorneys, agents and employees from all claims for loss or damage caused by any act or omission on the part of any of them, except willful misconduct or gross negligence.

6.07. Applicable Law. The laws of the State of Missouri shall govern the construction of this Agreement, the Note, the Security Agreement and all of the Loan Documents.

6.08. Binding Effect, Assignment and Entire Agreement. This Agreement shall inure to the benefit of, and shall be binding upon, the respective successors and permitted assigns of the parties hereto. Borrower has no right to assign any of its rights or obligations hereunder or under the other Loan Documents, or any of them, without the prior written consent of Lender. The liability of Borrower shall be joint and several. This Agreement, and the Loan Documents, constitute the entire agreement between the parties, superseding any and all prior oral or written agreements between the parties hereto, including without limitation, any commitment of Lender, and may be amended only by a writing signed on behalf of each party.

6.09. Severability. If any provision of this Agreement or any application thereof, shall be held invalid under any applicable Laws, such invalidity shall not affect any other provision or application of this Agreement that can be given effect without the invalid provision or application, and, to this end, the provisions hereof are severable.

6.10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

6.11. Notice respecting Insurance. The following notice is provided pursuant to Section 427.120 of Missouri Revised Statutes. As used herein, the terms “you” and “your” shall refer to Borrower and the terms “we” and “us” shall refer to Lender. UNLESS YOU PROVIDE EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY YOUR AGREEMENT WITH US, WE MAY PURCHASE INSURANCE AT YOUR EXPENSE TO PROTECT OUR INTERESTS IN YOUR COLLATERAL. THIS INSURANCE MAY, BUT NEED NOT, PROTECT YOUR INTERESTS. THE COVERAGE THAT WE PURCHASE MAY NOT PAY ANY CLAIM THAT YOU MAKE OR ANY CLAIM THAT IS MADE AGAINST YOU IN CONNECTION WITH THE COLLATERAL. YOU MAY LATER CANCEL ANY INSURANCE PURCHASED BY US, BUT ONLY AFTER PROVIDING EVIDENCE THAT YOU HAVE OBTAINED INSURANCE AS REQUIRED BY OUR AGREEMENT. IF WE PURCHASE INSURANCE FOR THE COLLATERAL, YOU WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING THE INSURANCE PREMIUM, INTEREST AND ANY OTHER CHARGES WE MAY IMPOSE IN CONNECTION WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE. THE COSTS OF THE INSURANCE MAY BE ADDED TO YOUR TOTAL OUTSTANDING BALANCE OR OBLIGATION. THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF INSURANCE YOU MAY BE ABLE TO OBTAIN ON YOUR OWN.

6.12. Disgorgement. This Agreement shall continue in full force and effect until all Obligations are fully paid, performed and discharged. If Lender receives any payment on account of the Obligations, and any such payment(s) or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, subordinated and/or required to be repaid to a trustee, receiver or any other party under any Law, then, to the extent of such payment(s) received, such Obligations shall be revived and continue in full force and effect, as if such payment(s) had not been received by Lender and applied on account of such Obligations.

6.13. No Oral Agreements. This notice is provided pursuant to Section 432.045 of Missouri Revised Statutes. As used herein, “creditor” means Lender, “borrower” means each Borrower and “this writing” means this Agreement and the other Loan Documents. ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE REGARDLESS OF THE LEGAL THEORY UPON WHICH IT IS BASED THAT IS IN ANY WAY RELATED TO THE CREDIT AGREEMENT. TO PROTECT YOU (BORROWER) AND US (CREDITOR) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS AGREEMENT AND THE LOAN DOCUMENTS, WHICH ARE THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENTS BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY THEM.

6.14. Right of Setoff. Upon the occurrence and during the continuance of any Event of Default, Lender is hereby authorized at any time and from time to time, without notice to Borrower (any such notice being expressly waived by Borrower) and to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by Lender and any and all other indebtedness at any time owing by Lender to or for the credit or account of Borrower against any and all of the Obligations irrespective of whether or not Lender shall have made any demand under this Agreement or under any of the other Loan Documents and although such obligations may be contingent or unmatured. Lender agrees to promptly notify Borrower after any such setoff and application made by Lender, provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Lender under this Section 6.14 are in addition to any other rights and remedies (including, without limitation, other rights of setoff) which the Lender may have. Nothing contained in this Agreement or any other Loan Documents shall impair the right of Lender to exercise any right of setoff or counterclaim it may have against Borrower and to apply the amount subject to such exercise to the payment of indebtedness of Borrower unrelated to this Agreement or the other Loan Documents.

6.15. Environmental Indemnity. Borrower hereby agrees to defend and indemnify the Lender and Lender harmless from and against any and all losses, liabilities, damages, injuries, claims, costs and expenses of any and every kind whatsoever (including, without limitation, court costs and reasonable attorneys’ fees and expenses) which at any time or from time to time may be paid, incurred or suffered by, or asserted against, the Lender for, with respect to or as a direct or indirect result of the violation by Borrower of any Environmental Laws; or with respect to, or as a direct or indirect result of the presence on or under, or the Release from, properties owned, leased or operated by Borrower in the conduct of their respective businesses into or upon any land, the atmosphere or any watercourse, body of water or wetland, of any Hazardous Substances or any other hazardous or toxic waste, substance or constituent or other substance (including, without limitation, any losses, liabilities, damages, injuries, claims, costs or expenses asserted or arising under the Environmental Laws); and the provisions of and undertakings and indemnification set out in this Section 6.15 shall survive the satisfaction and payment of the Obligations and the termination of this Agreement.

6.16. General Indemnity. In addition to the payment of expenses pursuant to Section 6.04, whether or not the transactions contemplated hereby shall be consummated, Borrower hereby agrees to defend, indemnify, pay and hold the Lender and any holder(s) of the Note, and the officers, directors, employees, agents and affiliates of the Lender and such holder(s) (collectively, the “Indemnitees”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, disbursements, costs and expenses of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitees shall be designated a party thereto), that may be imposed on, incurred by or asserted against the Indemnitees, in any manner relating to or arising out of this Agreement, any of the other Loan Documents, any other agreement, document or instrument executed and delivered by Borrower or any other Obligor in connection herewith or therewith or any commitment letter delivered by the Lender to Borrower, the agreement of the Lender to make the Loan under this Agreement or the use or intended use of the proceeds of the Loan (collectively, the “indemnified liabilities”); provided that Borrower shall have no obligation to an Indemnitee hereunder with respect to indemnified liabilities arising from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction in a final, nonappealable order. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified liabilities incurred by the Indemnitees or any of them. The provisions of the undertakings and indemnification set out in this Section 6.16 shall survive satisfaction and payment of the Obligations and the termination of this Agreement.

6.17. Subsidiary Reference. Any reference in this Agreement to a Subsidiary of Borrower, and any financial definition, ratio, restriction or other provision of this Agreement which is stated to be applicable to Borrower and its Subsidiaries or which is to be determined on a “consolidated” or “consolidating” basis, shall apply only to the extent Borrower has any Subsidiaries and, where applicable, to the extent any such Subsidiaries are required to be consolidated with Borrower for financial reporting purposes in accordance with GAAP.

6.18. Independence of Covenants. All of the covenants contained in this Agreement and the other Loan Documents shall be given independent effect so that if a particular action, event or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the provisions of, another covenant shall not avoid the occurrence of a Default or Event of Default if such action is taken, such event occurs or such condition exists.

[Remainder of page left blank intentionally. Signatures follow.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

Borrower:

ACCENTIA BIOPHARMACEUTICALS, INC.

By:
Printed Name:
Title:

Lender:

MISSOURI STATE BANK
AND TRUST COMPANY.

By:
Printed Name:
Title:

Exhibit A

Revolving Credit Note

Exhibit B

Borrowing Base Certificate

Exhibit C

Security Agreement (Accentia)

Exhibit D

Security Agreement (TEAMM)

Exhibit E

Stock Pledge Agreement

(The O’Donnell Trust)

Exhibit F

Stock Pledge Agreement and H&R Block Margin-Account

Pledge and Collateral Assignment

(Control Account Agreement)

Exhibit G

Certificate of President

Schedule 2.02

List of Individuals Authorized

to Initiate Borrowing

Schedule 3.05

Litigation

(Actual or Pending)

Schedule 3.08

List of Subsidiaries

Section 3.16

List of Patents, Licenses, Copyrights

and Trade Marks

Schedule 3.17

Disclosures re Environmental and Safety

and Health Matters

Schedule 3.21

List of all Real Property Owned or Leased

by Borrower

Schedule 3.23

Authorized Capital of Borrower

Schedule 4.16

List of any bank accounts not

maintained with Lender

Schedule 4.21

List of any transactions of

Borrower with Affiliate

Schedule 4.21

List of any transactions of

Borrower with Affiliate